Exhibit 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES
SONOMA GRANDE IN TULSA, OKLAHOMA

IRVINE, Calif., May 31, 2012 - Steadfast Income REIT, Inc. announced today the $32.2 million acquisition of Sonoma Grande, a 336-unit garden-style apartment community in Tulsa, Okla. The REIT now has invested over $200 million in 13 apartment communities in six Midwestern states.
"Sonoma Grande exemplifies two key facets of our strategy -- to invest in apartment communities that are well located in strong job growth markets, and to seek concentration in those markets to add synergy to our operating platform, reduce operating costs and increase revenue,” said Rodney F. Emery, CEO and president of Steadfast. “This is our third Oklahoma property and the Tulsa submarket is expected to continue to outperform the nation in job growth for the next two years.”
Sonoma Grande was built in 2009 and consists of 13 three‐story residential buildings set amongst a 20-acre site that affords residents ample open space and large floorplans. The garden-style property is 91% occupied with a mix of one-, two- and three-bedroom apartments that average approximately 1,130 square feet and have in-place monthly rents that average $941.
Residents in the gated community enjoy exceptional amenities that include a resort-style swimming pool with cabanas; an outdoor gourmet kitchen and gathering area; a fitness center; a tanning center; a playground; ceramic tile kitchens, bathrooms and foyers; full‐size washer and dryer, walk-in closets and private balconies or sunrooms. In addition, many units have attached or detached garages, nine‐foot ceilings, jetted garden tubs and separate showers with glass doors.

Sonoma Grande is located in a high-income submarket approximately 15 miles southeast of downtown Tulsa, and is served by the Union Public Schools system, which typically ranks among the best in the state.
Tulsa outperformed the nation in employment growth in 2011 thanks to a diverse economy including oil and energy sectors, aerospace, telecommunications, manufacturing, construction, technology, healthcare, education and transportation. The local economy benefits from the presence of two Fortune 500 companies - Oneok and Williams - and other major employers including American Airlines, AT&T, Bank of Oklahoma Financial and Blue Cross Blue Shield of Oklahoma, among others.
With today's acquisition, the REIT surpassed the $200 million milestone and has over 2,800 apartment units in Illinois, Iowa, Kansas, Kentucky, Missouri and Oklahoma. The REIT's first two properties were acquired in 2010, it added six properties in 2011 and has purchased five additional assets so far this year.
About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. The REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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